AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 28, 1998.
                                                           REGISTRATION NO. 333-

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                              ------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              ------------------
                            TEL-SAVE HOLDINGS, INC.
            (Exact name of registrant as specified in its charter)

                  DELAWARE                                     23-28277736
              (State or other                                (I.R.S. Employee
        jurisdiction of incorporation                     Identification Number)
              or organization)


                                 6805 ROUTE 202
                          NEW HOPE, PENNSYLVANIA. 18938
                                 (215) 862-1500
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ------------------
                              ALOYSIUS T. LAWN, IV
                          GENERAL COUNSEL AND SECRETARY
                             TEL-SAVE HOLDINGS, INC.
                        6805 ROUTE 202 NEW HOPE, PA 18938
                                 (215) 862-1500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective as determined by the Selling Shareholders on the basis of market conditions and other factors.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (as defined below), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                        CALCULATION OF REGISTRATION FEE
==================================================================================================================
                                                   PROPOSED MAXIMUM       PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF       AMOUNT TO BE     OFFERING PRICE PER     AGGREGATE OFFERING        AMOUNT OF
 SECURITIES TO BE REGISTERED      REGISTERED           SHARE (1)              PRICE (1)         REGISTRATION FEE
Common Stock, $0.01 par value
 per share ..................      339,982            $ 6.96875              $2,369,250               $659
==================================================================================================================

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 based on the average of the high and low prices of the Common Stock on the Nasdaq National Market on October 26, 1998.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act or until this registration statement shall become effective on such date as the securities and exchange commission, acting pursuant to said section 8(a), may determine.

================================================================================

                             SUBJECT TO COMPLETION

                             DATED OCTOBER 28, 1998

                                                                     PROSPECTUS

[GRAPHIC OMITTED]

                        339,982 SHARES OF COMMON STOCK



     The selling shareholders named on page 10 of this prospectus may from time to time offer for sale the 339,982 shares of our common stock that we issued to them when we acquired Compco, Inc. in November 1997. The selling shareholders will determine the price and other specific terms at the time of sale, and we will set them forth in a prospectus supplement.

     Our common stock is quoted on the Nasdaq National Market and traded under the symbol "TALK."

     Our principal executive offices are located at 6805 Route 202, New Hope, Pennsylvania 18938, and our telephone number is (215) 862-1500.

     The selling shareholders may sell the shares directly, through agents, or through underwriters or dealers. If any agents or underwriters are involved in the sale of any shares, we will set forth their names and any applicable commissions or discounts in a prospectus supplement. We will receive no proceeds from the sale of the shares, but we will set forth the net proceeds to the selling shareholders in a prospectus supplement.

     The selling shareholders may terminate this offering under certain conditions. No minimum number of shares must be sold for this offering to go forward. Consequently, the selling shareholders may sell less than the total number of shares offered by this prospectus in the offering.

                               ------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN OUR COMMON STOCK.

                               ------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. We may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     THIS PROSPECTUS CONTAINS AND INCORPORATES BY REFERENCE CERTAIN FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS, INCLUDING, WITHOUT LIMITATION, STATEMENTS UNDER THE CAPTIONS "BUSINESS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" IN OUR ANNUAL AND QUARTERLY REPORTS. THESE FORWARD LOOKING STATEMENTS REFLECT OUR PLANS, EXPECTATIONS AND BELIEFS AND, ACCORDINGLY, ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES. NO ASSURANCE CAN BE GIVEN THAT ANY OF SUCH FORWARD LOOKING STATEMENTS WILL BE REALIZED. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FACTORS DISCUSSED IN THE SECTION OF THIS PROSPECTUS ENTITLED "RISK FACTORS."

                                  RISK FACTORS

     You should consider carefully the following factors and other information in this prospectus before deciding to invest in the shares of our common stock offered in this prospectus.

DEPENDENCE ON AT&T

     Our telecommunications network, which is known as "OBN," "One Better Net" or "One Better Network," uses AT&T Corp. ("AT&T") transmission facilities, international long distance services and operator services. AT&T also provides the AT&T telecommunications services that we resell primarily to independent long distance and marketing companies known as "partitions," which in turn resell the services to end users.

     Our ability to continue to obtain services from AT&T depends upon our maintenance of a favorable relationship with AT&T. If AT&T were to cease to provide services to us, we would seek to enter into similar arrangements with another long distance carrier. There can be no assurance, however, that the terms of any agreement would be favorable to us, and we have no specific contingency arrangements in place to obtain services from other long distance carriers. We believe it would take at least 30 days to switch to another carrier, during which time we may be without service or subject to higher rates than we currently pay to AT&T. Although we believe we may have the right to switch end users to other providers without their consent, end users have the right to discontinue such service at any time, and end-user customers and partitions who want to remain with an AT&T network-based carrier may choose to terminate their service with us. Accordingly, any termination of our contracts with AT&T or the loss of telecommunication services from AT&T could have a material adverse effect on our financial condition and results of operations.

     In the deployment and initial marketing of OBN, we emphasized the quality and functionality of the AT&T (now Lucent Technologies, Inc., hereinafter "Lucent") manufactured equipment, AT&T-provided transmission facilities and billing services, and AT&T operator services. We have continued to reference the quality of these services in connection with OBN. Our new contract with AT&T includes guidelines for describing our relationship with AT&T and, specifically, how we may refer to that relationship in the marketplace. Loss of the ability to reference the quality of these services in connection with OBN could have a material adverse effect on our financial condition and results of operations.

RISKS ASSOCIATED WITH AOL AGREEMENT AND OTHER ONLINE INITIATIVES

     We launched a major new initiative for online marketing and provisioning of our telecommunication services in February 1997, when we entered into a telecommunications and marketing agreement (the "AOL Agreement") with America Online, Inc. ("AOL"), under which we provide long distance telecommunications services that are marketed by AOL to the subscribers to AOL's online network. We have made, and expect to continue to make, substantial investments in the development and promotion of our online service offerings, including the services we offer to AOL subscribers.

     We believe that the success or failure of the AOL Agreement and similar online initiatives may have a material effect on our business, prospects and financial condition. While to date we have received favorable indications of acceptance of our online services, as evidenced by the level and rate of subscription of AOL subscribers to our long distance service offering, there can be no assurance that the AOL Agreement will be successful from our standpoint over time or that the response to date to our service on AOL is a fair indication of future results under the AOL Agreement or under similar online arrangements with others. In addition, while we will continue to have rights regarding the online service area and use of the service brand name, our exclusive right to market long distance service over the AOL network will expire on June 30, 2001. See "-- Competition."

     The success of our online initiatives depends on, among other things, our ability to develop and maintain the complex systems to support our online service offerings to AOL subscribers and our other online service offerings. We have developed and will seek to continue to develop and to improve our systems for customer care and billing services, including online sign-up, call detail and billing reports and credit card payment in connection with the AOL Agreement. We will be required, among other things, to identify and employ sufficient personnel qualified to provide the necessary programming to develop and maintain these complex systems. Any unanticipated delays or difficulties in developing these complex systems or in hiring personnel could adversely affect the success of this service offering and, specifically, the offering of these online services to AOL subscribers.

     Although we have expended substantial sums on marketing our AOL service offering, there can be no assurance that these expenditures will prove adequate to attract substantial additional customers to our service, or that any such subscribers will remain our customers for a period of time sufficient to recoup the costs of such marketing expenditures. See"-- Maintenance of End User Base."

     The success of our online marketing initiatives also depends in part on our ability timely to provision new customers. Such provisioning has been adversely affected by so-called "PIC freezes," which require customers who elect the freeze to contact their local phone company directly to change long distance carriers, as opposed to having their new long distance carrier contact the local phone company on their behalf.

     Most of the targeted subscribers of our online services, including those offered to AOL subscribers, are residential customers rather than business customers to which we have provided services historically. Depending on the response to the online marketing of its services, we have been required, and may need in the future, to expand further OBN to accommodate increased traffic levels.

RECENT RAPID GROWTH

     We began operations in 1989 (as Tel-Save, Inc.) as a reseller of AT&T services. Since then, we have grown dramatically, becoming a public company in 1995, with revenues in 1997 of $304 million and approximately 520 employees. Although we have experienced significant growth in a relatively short period of time and regularly consider growth opportunities through acquisitions, joint ventures and partnerships as well as other business expansion opportunities, there can be no assurance that the growth we have experienced will continue or we will be able to achieve the growth contemplated by our business strategy.

     Implementation of our current business strategy places and will continue to place significant demands on our management, operational, financial and other resources and will require us to enhance further our operations, management, financial and information systems and controls and to expand, train and manage our employee base in certain areas including customer service support and financial and marketing and administrative resources. Success in this regard depends, among other things, on our ability to fund or finance significant investments of resources and to manage, attract and retain qualified personnel, competition for whom is intense. Our strategy also has resulted in significantly increased financial management requirements.

COMPETITION

     The long distance telecommunications industry is highly competitive and affected by the introduction of new services by, and the market activities of, major industry participants. Changes in the regulation of the telecommunications industry may affect our competitive position, as may consolidation and alliances across geographic regions and across industry segments. Competition in the long dis-tance business is based upon pricing, customer service, billing services and perceived quality. We compete against numerous long distance carriers that offer essentially the same services as we do. Several of our competitors are substantially larger and have greater financial, technical and marketing resources than we do.

     Although we believe that we have the human and technical resources to pursue our strategy and compete effectively in this competitive environment, our success will depend upon our continued ability to provide high quality, high value services at prices generally competitive with, or lower than, those charged by our competitors. While OBN makes us more price competitive, reductions in long distance prices charged by competitors still may have a material adverse impact on our profitability. We also from time to time consider providing telecommunications services we have not previously provided, which new services, if offered, would face the same competitive pressures that affect our existing services.

     In view of the dynamic nature of, and intensifying competition in, the telecommunications industry, we believe that we eventually must either be, or become part of, a larger organization to succeed in the long term. We continue to seek and consider potential acquisitions and strategic partnerships. Competition for potential acquisition candidates in the telecommunications industry is often intense. Accordingly, there can be no assurance that any acquisition or strategic partnership will be consummated, or, if consummated, that these transactions will be significant or will be effectively integrated into our business or otherwise prove to be successful. In addition, if we consummate one or more significant acquisitions in which the consideration consists, in whole or in part, of our common stock, or rights to purchase our common stock, our stockholders could suffer significant dilution of their interests in us, and earnings per share may be adversely affected. Earnings per share also may be adversely affected by the amortization of goodwill in connection with cash or other transactions where pooling-of-interest accounting is unavailable.

MAINTENANCE OF END USER BASE

     End users are not obligated to purchase any minimum usage amount and can discontinue service, without penalty, at any time. There can be no assurance that end users will continue to buy their long distance telephone service through us or through "partitions," independent carriers and marketing companies that purchase services from us. If a significant portion of our end users were to decide to purchase long distance service from other long distance service providers, there can be no assurance that we would be able to replace them.

     A high level of customer attrition is inherent in the long distance industry, and our financial results are affected by such attrition. Attrition is attributable to a variety of factors, including the initiatives of existing and new competitors as they engage in, among other things, national advertising campaigns, telemarketing programs and cash payments and other forms of incentives, as well as our termination of customers for non-payment.

DIRECT TELEMARKETING RISKS

     Both federal and state officials are tightening the rules governing the telemarketing of telecommunications services and the requirements imposed on carriers acquiring customers in that manner. Customer complaints of unauthorized conversion or "slamming" are widespread in the long distance industry and are beginning to occur with respect to newly competitive local services. While our discontinuance of our internal telemarketing operations should reduce our exposure to customer complaints and federal or state enforcement actions with respect to telemarketing practices, certain state officials have made inquiries with respect to the marketing of our services. There is the risk of enforcement actions by virtue of our prior telemarketing efforts, our ongoing support of our customer/ partitions and telemarketing done in connection with our online marketing agreements.

RELIANCE ON INDEPENDENT CARRIER AND MARKETING COMPANIES; LACK OF CONTROL OVER MARKETING ACTIVITIES

     Historically, we have marketed a significant portion of our services through partitions, which generally have entered into non-exclusive agreements with us. Most partitions to date have made no mini-mum use or revenue commitments to us under these agreements. If we were to lose access to services on the AT&T network or billing services or experience difficulties with OBN, our agreements with partitions could be adversely affected.

     Provisions in our agreements with the partitions mandate that they comply with state and federal statutes and regulations, including those regulating telemarketing. See "-- Government Regulation" and "-- Direct Telemarketing Risks." Because our partitions are independent carriers and marketing companies, however, we are unable to control their activities. We are also unable to predict the extent of their compliance with applicable regulations or the effect of increased regulatory review. Increased regulatory review could also affect possible future acquisitions of new business from new partitions or other resellers.

GOVERNMENT REGULATION

     The Federal Communications Commission (the "FCC") and various state public service and public utility commissions regulate us as a non-dominant provider of long distance services. There can be no assurance that the FCC or state regulators will not take action having an adverse effect on our business, financial condition or results of operations. FCC or state regulatory action also could affect the partitions adversely. We also are subject to applicable regulatory standards for marketing activities, and the increased FCC and state attention to certain marketing practices could be significant to us. See "-- Direct Telemarketing Risks."

ADVERSE EFFECT OF RAPID CHANGE IN TECHNOLOGY AND SERVICE

     The telecommunications industry has been characterized by rapid technological change, frequent new service introductions and evolving industry standards. We believe that our future success will depend on our ability to anticipate such changes and to offer on a timely basis services that meet or compete with these evolving standards. There can be no assurance that we will have sufficient resources to make necessary investments or to introduce new services that would satisfy an expanded range of partition and end user needs.

RISKS RELATED TO OBN

     In 1997, we deployed our own nationwide telecommunications network, One Better Net, or OBN. At September 1, 1998, we provided services over OBN to approximately 80% of the lines using our services. Operation as a switch-based provider subjects us to risk of significant interruption in the provision of services on OBN in the event of damage to our facilities (switching equipment or connections to transmission facilities) such as fire or natural disaster could cause. To the extent that we, rather than AT&T or another carrier, are principally responsible for providing end users with telecommunications services, interruption or failure to provide such services may subject us to claims from end users who suffer damages as a result of such interruption or failure. Thus, interruptions or other difficulties in operating OBN could have a material adverse effect on our financial condition and results of operations.

ABSENCE OF DIVIDENDS

     We have not paid cash dividends since inception and do not anticipate paying any cash dividends in the foreseeable future.

INVESTMENT COMPANY ACT CONSIDERATIONS

     The Investment Company Act of 1940 principally regulates vehicles for pooled investments in securities, such as mutual funds. The Investment Company Act, however, also may be applicable to companies that are not organized for the purpose of investing or trading in securities but nonetheless have more than a specified percentage of their assets in investment securities. We are engaged in the telecommunications business, and the availability of cash and liquid securities is important to our ability to take advantage of opportunities to acquire other telecommunications businesses, assets and technologies from time to time. We believe, therefore, that our activities do not and will not subject us to regulation under the Investment Company Act.

     If we were to be deemed to be an investment company within the meaning of the Investment Company Act, we would become subject to certain restrictions relating to our activities, including, but not limited to, restrictions on the conduct of our business, the nature of our investments, the issuance of securities and transactions with affiliates. Therefore, our characterization as an investment company would have a material adverse effect on us. In the Indenture governing our 5% Convertible Subordinated Notes, we have covenanted that we will not become an investment company within the meaning of the Investment Company Act and that we will take all such actions as are necessary to continue not to be deemed an investment company.

CONTROL BY EXISTING STOCKHOLDERS; ANTI-TAKEOVER CONSIDERATIONS

     As of September 22, 1998, Mr. Borislow owned beneficially approximately 31.9% of our outstanding common stock. Accordingly, Mr. Borislow may have the ability to control the election of all of the members of our board of directors and the outcome of corporate actions requiring majority stockholder approval. Even as to corporate transactions in which super-majority approval may be required, such as certain fundamental corporate transactions, Mr. Borislow may have the ability to control the outcome of such actions. In addition to Mr. Borislow, as of September 22, 1998, our other directors and executive officers owned beneficially approximately 12.6% of the our outstanding common stock. See "Description of Capital Stock" regarding references to percentages of the outstanding common stock in this prospectus.

     We also have an authorized class of 5,000,000 shares of preferred stock that may be issued by our board of directors on such terms and with such rights, preferences and designations as our board may determine. Issuance of such preferred stock, depending upon its rights, preferences and designations, may have the effect of delaying, deterring or preventing a change in control. A change of control also may be delayed or prevented by provisions of the Delaware General Corporation Law and our bylaws, as well as our charter, which divides our board of directors into three classes, each of which is elected for three year terms.

     Such anti-takeover effects may deter a third party from acquiring us or engaging in a similar transaction affecting control in which our stockholders might receive a premium for their shares over the then-current market value.

OUR SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of our common stock could adversely affect the market price of our common stock. As of September 22, 1998, Mr. Borislow owned of record or had dispositive power with respect to approximately 16.8% of the outstanding common stock, and a decision by Mr. Borislow to sell his shares could adversely affect the market price of the common stock.

     As of September 22, 1998, our employees, former employees and directors had outstanding options to purchase 7,166,510 shares of common stock. In addition, as of such date, there were warrants outstanding to purchase up to 12,000,000 shares of common stock and 15,762,757 shares reserved for issuance upon the conversion of our outstanding 4-1/2% Convertible Subordinated Notes due 2002 and our 5% Convertible Subordinated Notes due 2004.

     Paul Rosenberg, the holder of 7,440,000 shares of common stock, has the right, under certain conditions, to participate in future registrations of common stock and to cause us to register certain shares of common stock owned by him. Holders of warrants also have registration rights under certain conditions.

     Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, may adversely affect the market price of our common stock.

YEAR 2000 RISKS

     The "Year 2000" issue refers to the potential harm from computer programs that identify dates by the last two digits of the year rather than using the full four digits. As such, dates after January 1, 2000 could be misidentified and such programs could fail. We have examined our computer-based systems and believe that the "Year 2000" problem is not present on such systems. We are, however, dependent upon computer systems operated by third parties, such as local exchange carriers, AT&T, AOL and other vendors. If those systems were to malfunction due to the "Year 2000" problem, our services could fail as well. Such failures could have a material adverse effect upon our business, results of operations and financial condition. We are inquiring of such third parties to determine the effect, if any, of the "Year 2000" problem on the systems upon which we are dependent, and to obtain appropriate assurance that no such problem exists.

                                  THE COMPANY

     The Company, originally incorporated in 1989 as Tel-Save, Inc., provides long distance telephone service. For further information about our business and operations, reference is made to our reports incorporated in this prospectus by reference. See "Where You Can Find More Information."


                         DESCRIPTION OF CAPITAL STOCK

     As of September 22, 1998, our authorized capital stock consisted of 300,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of undesignated preferred stock, $.01 par value per share. As of September 22, 1998, 50,406,091 shares of common stock were issued and outstanding, which number (and other references in this prospectus to percentages of outstanding common stock), reflects as held in treasury and no longer outstanding all shares of common stock that had been purchased for our account as of September 22, 1998 and for which we have paid, notwithstanding that delivery of such shares to us may not have been made. No shares of preferred stock were designated or issued. For further information about our authorized capital stock, reference is made to our reports incorporated in this prospectus by reference. See "Where You Can Find More Information."


                                USE OF PROCEEDS

     We will not receive any of the proceeds from the shares offered in this prospectus.


                             PLAN OF DISTRIBUTION

     The shares offered pursuant to this prospectus are being offered on behalf of their selling shareholders or their respective pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from this offering. The shares may be offered for sale from time to time in the open market, on the Nasdaq National Market, in privately negotiated transactions, or in a combination of such methods, at market prices prevailing at the time of sale or at negotiated prices. The shares are intended to be sold through one or more brokers or dealers or directly to purchasers. Such broker-dealers may receive compensation in the form of commissions, discounts or concessions from the selling shareholders and/or purchasers of the shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling shareholders and any broker-dealers who act in connection with the sale of the shares under this prospectus may deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.

     Pursuant to applicable rules and regulations under the Exchange Act, any distribution participant and their affiliated purchasers (as defined in Regulation M adopted under the Exchange Act) may not simultaneously engage in market making activities with respect to such shares for a restricted period beginning on the day proxy solicitation or offering materials are first disseminated to security holders and ending upon the completion of the distribution, except under certain limited circumstances. In addition to, and without limiting the foregoing, the selling shareholders, their affiliated purchasers and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and rules and regulations thereunder, which provisions prohibit, except under certain limited circumstances, purchases and sales of any of the shares by the selling shareholders and any other such shareholders during the above-referenced restricted period. The foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market making activities with respect to the shares.

     We have agreed to pay all of the expenses incident to the registration, offering and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. We have agreed to indemnify the selling shareholders against certain liabilities, including certain liabilities under the Securities Act.

                             SELLING SHAREHOLDERS

     The 339,982 shares of our common stock offered by this prospectus were initially issued to the selling shareholders pursuant to the Agreement and Plan of Reorganization by and among us, TS Billing, Inc. and Compco, Inc. dated November 26, 1997 (the "Merger Agreement").

     The following table provides certain information with respect to the shares held by each selling shareholder as of the date of this prospectus. Except as otherwise noted, none of the selling shareholders has held any position, office or other material relationship with us or any of our affiliates within the past three years other than as a result of his ownership of the shares. The shares registered under the registration statement of which this prospectus is a part may be offered from time to time by the selling shareholders named below. However, such selling shareholders are under no obligation to sell all or any portion of such shares, nor are the selling shareholders obligated to sell any such shares immediately under this prospectus. We will not receive any proceeds from any sales of shares by the selling shareholders. All information with respect to share ownership has been furnished by the selling shareholders.

     The following table sets forth certain information with respect to the beneficial ownership of the shares by each selling shareholder as of October 6, 1998.

                                    NUMBER OF             NUMBER OF               NUMBER OF
                                     SHARES                 SHARES                  SHARES
    NAME AND ADDRESS(1)        BENEFICIALLY OWNED     REGISTERED HEREIN     HELD AFTER OFFERING(2)
---------------------------   --------------------   -------------------   -----------------------
Randy Burns ...............            2,050                 2,050                    0
Charles Mashburn ..........            1,026                 1,026                    0
W. Gerald Quick ...........          167,257               167,257                    0
Gerald D. Skinner .........          167,257               167,257                    0
Kenneth Stegall ...........            2,392                 2,392                    0

----------
(1) The address of each of the selling shareholders is c/o Tel-Save Holdings, Inc., 6805 Route 202, New Hope, Pennsylvania 18938.

(2) Assumes all of the shares registered offered in this prospectus are sold.


                                 LEGAL MATTERS

     Aloysius T. Lawn, IV, our General Counsel and Secretary, has rendered an opinion to the effect that the shares of common stock offered by this prospectus are duly authorized, legally issued, fully paid and non-assessable. Mr. Lawn owns 65,473 shares of common stock and holds vested options to purchase 60,000 shares at a price of $11.625 per share and 90,000 shares at a price of $10.56 per share.


                                    EXPERTS

     The consolidated financial statements and schedule of the Company and its subsidiaries incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated in this prospectus by reference, and are incorporated in this prospectus in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (File No. 0-26728) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

   a. our annual report on Form 10-K for the year ended December 31, 1997 and the amendments to our annual report filed with the SEC on April 17, 1998 and April 30, 1998;

   b. our quarterly reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

   c. our current reports on Form 8-K, dated March 10, 1998, August 27, 1998 and September 18, 1998; and

   d. the description of our capital stock contained in our registration statement on Form 8-A, dated September 8, 1995.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                                     Aloysius T. Lawn, IV
                                     General Counsel and Secretary
                                     Tel-Save Holdings, Inc.
                                     6805 Route 202
                                     New Hope, PA 18938
                                     (215) 862-1500

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide information other than that provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

=======================================================               =======================================================



                                                                                           339,982 SHARES





                                                                                         [GRAPHIC OMITTED]












                   TABLE OF CONTENTS


                                                  PAGE
                                                  ----
Risk Factors .................................     2

The Company ..................................     8

Description Of Capital Stock .................     8

Use Of Proceeds ..............................     8

Plan Of Distribution .........................     8

Selling Shareholders .........................     9

Legal Matters ................................     9

Experts ......................................     9
                                                                                         COMMON STOCK
Where You Can Find More Information ..........     9





                    ---------------                                                       ----------
                                                                                          PROSPECTUS
                                                                                          ----------






                                                                                       October 28, 1998










=======================================================               =======================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       SEC registration fee .................                    $ 943
       Legal fees and expenses ..............
       Accounting fees and expenses .........
       Transfer agent fees ..................
       Miscellaneous ........................                    -----
         Total ..............................                    $
                                                                 =====


ITEM 15. INDEMNIFICATION OF DIRECTOR AND OFFICERS.

     The Delaware General Corporation Law provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions or suits by or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees and agents, against expenses (including attorneys' fees) and, in the case of actions, suits or proceedings brought by third parties, against judgment, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding.

     The Company's Bylaws also provide for indemnification to the fullest extent permitted by the Delaware General Corporation Law. Reference is made to the Company's Bylaws.

     As permitted by the Delaware General Corporation Law, the Company's Bylaws eliminate the personal liability of its directors to the Company and its stockholders, in certain circumstances, for monetary damages arising from a breach of the director's duty of care. Additionally, the Company has entered into indemnification agreements with some of its directors and officers. These agreements provide for indemnification to the fullest extent permitted by law and, in certain respects, may provide greater protection than that specifically provided for by provide indemnification for, among other things, conduct which is adjudged to be fraud, deliberate dishonesty or willful misconduct.

     The Company has purchased an insurance policy that purports to insure the officers and directors against certain liabilities incurred by them in the discharge of their functions as officers and directors.


ITEM 16. EXHIBITS.


 EXHIBIT NO.                                DESCRIPTION
 -----------                                -----------

        5.1*  Opinion of Aloysius T. Lawn, IV.

       23.1   Consent of BDO Seidman, LLP.

       23.2*  Consent of Aloysius T. Lawn, IV (included as part of Exhibit 5.1).

       24.1   Power of Attorney (included as part of the signature page).

*  To be filed by amendment.


ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation form the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrar pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act of 1933, any information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in any form of prospectus filed by the registrant pursuant to Rule 242(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this pre-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Solebury, Commonwealth of Pennsylvania, on October 27, 1998.

                                        TEL-SAVE HOLDINGS, INC.

                                        By:        /s/ Daniel Borislow
                                            -----------------------------------
                                                    Daniel Borislow
                                                Chairman of the Board of
                                               Directors, Chief Executive
                                                  Officer and Director

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel Borislow and Aloysius T. Lawn, IV, and each of them each with full power to act without the other, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendments or supplements (including post-effective amendments) to this Form S-3 Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intent and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated below:


          SIGNATURE                                TITLE                            DATE
          ---------                                -----                            ----
       /s/ Daniel Borislow      Chairman of the Board of Directors, Chief     October 27, 1998
---------------------------       Executive Officer and Director (Principal
         Daniel Borislow          Executive Officer)


       /s/ Gary W. McCulla      Director                                      October 27, 1998
---------------------------
         Gary W. McCulla


      /s/ Emanuel J. DeMaio     Director                                      October 27, 1998
---------------------------
        Emanuel J. DeMaio


       /s/ George P. Farley     Chief Financial Officer and Director          October 27, 1998
---------------------------       (Principal Financial Officer)
          George P. Farley


       /s/ Kevin R. Kelly       Controller (Principal Accounting Officer)     October 27, 1998
---------------------------
          Kevin R. Kelly


       /s/ Harold First         Director                                      October 27, 1998
---------------------------
          Harold First


       /s/ Ronald R. Thoma      Director                                      October 27, 1998
---------------------------
          Ronald R. Thoma
